EXHIBIT 99

                                         FOR:   Consolidated Graphics, Inc.

                                 APPROVED BY:   Ronald E. Hale, Jr.
                                                Vice President & Treasurer
                                                (713) 787-0977

                                     CONTACT:   Betsy Brod/Jonathan Schaffer
                                                Media: Stan Froelich/Eileen King
                                                Morgen-Walke Associates, Inc.
                                                (212) 850-5600

FOR IMMEDIATE RELEASE

               CONSOLIDATED GRAPHICS TO ACQUIRE PARAGRAPHICS, INC.
                          OF SAN FRANCISCO, CALIFORNIA

      HOUSTON, TEXAS - April 21, 1998 -- Consolidated Graphics, Inc. (NYSE:CGX) today announced the signing of a letter of intent to acquire Paragraphics, Inc. of San Francisco, California. Paragraphics was founded in 1969 and provides high-quality color printing services to customers throughout the Bay area. Terms of the transaction were not disclosed.

     Joe R. Davis, Chairman and Chief Executive Officer of Consolidated Graphics, commented, "With the addition of Paragraphics, we further our nationwide expansion into yet another new market and welcome a strong, well-managed printing company into our organization."

     Skip Gorman, founder of Paragraphics, and Maureen Gorman, President, will remain with the company upon completion of the transaction. Ms. Gorman added, "By joining Consolidated Graphics, we gain access to substantial resources that will enable us to further grow and improve our operations. And by doing so, we join the most successful group of printing companies in the U.S."

     Consolidated Graphics, Inc. is the fastest growing printing company in the United States. A consolidator in a highly fragmented industry, the Company adds value to its acquisitions through managerial and operational expertise, financial strength and economies of scale. Upon completion of pending acquisitions, Consolidated Graphics will have 37 companies with annualized revenues in excess of $370 million.

     This press release contains forward-looking statements which involve known and unknown risks, uncertainties or other factors that could cause actual results to materially differ from the results, performance or other expectations implied by these forward-looking statements. Consolidated Graphics' expectations regarding run-rate revenues assume, among other things, completion of pending acquisitions, general economic conditions, continued demand for its product, the availability of raw materials, retention of its key management and operating personnel, as well as other factors detailed in Consolidated Graphics' filings with the Securities and Exchange Commission.

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